Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Intersil Corporation:

We consent to the incorporation by reference in the registration statements on Form S-4 (Nos. 333-35052 and 333-46984) and Form S-8 (Nos. 333-117890, 333-88208, 333-31094, 333-50718, 333-161906, 333-163448, 333-50722, 333-65804, and 333-151374) of Intersil Corporation and subsidiaries of our reports dated March 2, 2010, with respect to the consolidated balance sheets of Intersil Corporation and subsidiaries as of January 1, 2010, and January 2, 2009, and the related consolidated statements of operations, shareholders’ equity comprehensive income (loss) and cash flows for each of the years in the three-year period ended January 1, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 1, 2010, which reports appear in the January 1, 2010, annual report on Form 10-K of Intersil Corporation and subsidiaries.

Our report with respect to the consolidated financial statements of Intersil Corporation and subsidiaries refers to Intersil Corporation and subsidiaries’ adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (included in FASB ASC Topic 320, Investments-Debt and Equity Securities), as of April 4, 2009.

KPMG LLP

March 2, 2010

Orlando, Florida

Certified Public Accountants